Exhibit 99.1

News Release

Lockheed Martin Announces Chief Financial Officer Transition

Evan Scott, 26-year Company Veteran, Appointed by the Board as the new CFO
Jesus “Jay” Malave to pursue other opportunities

BETHESDA, Md., April 17, 2025 – Lockheed Martin (NYSE: LMT) has named Evan Scott as the company’s chief financial officer (CFO) succeeding Jesus “Jay” Malave, who advised the company that he is pursuing other opportunities. Scott, a 26-year Lockheed Martin finance executive has served as the company’s treasurer and the CFO of two business areas. The appointment is effective immediately.

“Over his 26 years at Lockheed Martin, Evan has earned the utmost respect as an experienced finance and operations leader, with deep understanding of our business and mission. I am confident he is the right choice to drive our continued growth and lead our finance organization with excellence," said Lockheed Martin Chairman, President and CEO James Taiclet.

The company will hold its first quarter 2025 earnings results webcast as scheduled on Tuesday, April 22, 2025, at 11 a.m. ET. James Taiclet and Maria Ricciardone, vice president, Treasurer and Investor Relations, will reaffirm the company’s previously-issued 2025 guidance, exclusive of the evolving impacts of tariffs and the recent Next Generation Air Dominance announcement, provide updates on other key topics and answer questions.

First quarter 2025 results will be published prior to the market opening on April 22. The live webcast will be available at www.lockheedmartin.com/investor and the accompanying presentation slides and relevant financial charts will also be available on the same website prior to market open.

About Lockheed Martin
Lockheed Martin is a global defense technology company driving innovation and advancing scientific discovery. Our all-domain mission solutions and 21st Century Security® vision accelerate the delivery of transformative technologies to ensure those we serve always stay ahead of ready. More information at Lockheedmartin.com.

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Media Contact:
Rebecca Miller, director, Global Media Relations, +1 301-214-3030;
media.relations@lmco.com

Investor Relations Contact:

Maria Ricciardone, vice president, Treasurer and Investor Relations, +1 301-897-6800;
investor.relations@lmco.com